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                                                                     EXHIBIT 3.5

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                 IRIDIUM IP LLC


         This amended and restated LIMITED LIABILITY COMPANY AGREEMENT OF IRIDIUM IP LLC, dated as of January 12, 1998 (this "Agreement"), is made by IRIDIUM OPERATING LLC, a Delaware limited liability company, and the sole member (the "Member") of Iridium IP LLC (the "Company").

         WHEREAS, Iridium LLC (the "Parent"), a Delaware limited liability company and the parent of the Member, formed the Company on February 25, 1997 as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et seq.), as amended from time to time (the "Act"); and

         WHEREAS, pursuant to the Asset Transfer Agreement, dated December 18, 1997, between Parent and Member, all Parent's right, title and interest in the Company was transferred to the Member:

         NOW THEREFORE, the Member hereby establishes the following:

         1. Name. The name of the Company is IRIDIUM IP LLC. The business of the Company may be conducted under any other name deemed necessary or desirable by the Member in order to comply with local law.

         2. Purpose. The purpose for which the Company is organized is any lawful purpose permitted pursuant to the Act, including, but not limited to, securing and holding trademark registrations in support of the Member's wireless communications business.

         3. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware.
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         4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware.

         5. Member. The name and the business, residence or mailing address of the Member is as follows:

         Name                                                 Address

IRIDIUM IP LLC                                       1575 Eye Street, N.W.
                                                     Washington, D.C.  20005

         6. Powers; Authorized Officers; Authorized Signatories. The power and authority to manage and conduct the business and affairs of the Company shall be vested in the sole Member, acting through its Authorized Officers. The Authorized Officers are, and each of them hereby is, designated as an authorized person within the meaning of the Act, to execute, deliver and file any certificates (and any amendments or restatements thereof) necessary for the Company to do business in a jurisdiction in which the Company may wish to conduct business. Subject to paragraph 7, any Authorized Officer shall have the power and authority to do any and all acts necessary or convenient to or for the furtherance of the purpose described herein, including all powers, statutory or otherwise, possessed by the Member under the laws of the State of Delaware. Subject to paragraph 7, any decisions regarding any matter involving or affecting the Company shall be made by any Authorized Officer, acting singly or jointly.

         7. Restriction on Powers. Notwithstanding any other provision of this Agreement and any provision of law, the Company shall not, without the written consent of the Chairman or the Vice Chairman and Chief Executive Officer of the Member, (a) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent, (b) consent to the institution of bankruptcy or insolvency proceedings against it or to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency,
(c) file a petition seeking reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a part of its property, (e) make a general assignment for the benefit of creditors, (f) admit in writing its inability to pay its debts generally as they become due, (g) take any corporate action in furtherance of the actions set forth in clauses (a) through (f) of this paragraph 7, or (h) admit additional members.


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         8. Authorized Officers. For Purposes of this Agreement the term
Authorized Officers shall mean the Chairman, Vice Chairman and Chief Executive Officer, any Vice President, the Secretary or any Assistant Secretary of the Member.

         9. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

         10. Amendment. This Agreement may not be changed or amended or observance of any provisions by the Company waived without the consent of any of the Chairman or the Vice Chairman and Chief Executive Officer of the Member

         11. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

         12. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) December 31, 2095, (b) the written consent of the Member, (c) the bankruptcy or dissolution of the Member or (d) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

         13. Membership Interests. Interests in the Company shall be of a single class and shall be represented by certificates (the "Interests"). The total number of Interests which the Company has the authority to issue is 100. Interests may not be issued without the consent of any of the Chairman or the Vice Chairman and Chief Executive Officer of the Member. The Interests shall be governed by, and shall be "securities" for the purposes of, Article 8 of the Uniform Commercial Code.

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the 12th day of January, 1998.



                                                      IRIDIUM OPERATING LLC


                                                      By_____________________
                                                      Name:
                                                      Title:


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